                                  EXHIBIT 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION





                          DYNASTY CAPITAL CORPORATION

                                 Acquisition of

                             VISITOR SERVICES, INC.

                               TABLE OF CONTENTS

RECITALS

AGREEMENT

         1.      Plan of Reorganization
         2.      Exchange of Reorganization Shares
         3.      Delivery of Shares
         4.      Representations of Acquiree
         5.      Representations of Acquiror
         6.      Closing Date
         7.      Conditions Precedent to the Obligations of Acquiree and
                 Stockholders
         8.      Conditions Precedent to the Obligations of Acquiror
         9.      Indemnification
         10.     Nature and Survival of Representations
         11.     Documents at Closing
         12.     Miscellaneous

SIGNATURE PAGE

EXHIBITS

DOCUMENTS TO BE DELIVERED INCIDENT TO CLOSING

                      AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization is entered into as of the 26th day of September, 1996, by and between DYNASTY CAPITAL CORPORATION, a Florida corporation (hereinafter "Acquiror"); VISITOR SERVICES, INC., a Florida corporation (hereinafter "Acquiree"); and certain stockholders of Acquiree (hereinafter "Stockholders"):

                                    RECITALS

         Signatory Stockholders of Acquiree own at least 80% of the issued and outstanding common stock of Acquiree. Acquiror desires to acquire at least 80% of the issued and outstanding stock of Acquiree, making Acquiree a subsidiary of Acquiror, and Stockholders desire to make a tax-free exchange solely of their shares in Acquiree for shares of Acquiror's common stock to be exchanged as set out herein with said Stockholders.

         NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

                                   AGREEMENT

         1. Plan of Reorganization. Signatory Stockholders of Acquiree own at least 80% of the issued and outstanding common stock of Acquiree. It is the intention of the parties hereto that at least 80% and up to 100% of the issued and outstanding capital stock of Acquiree shall be acquired by Acquiror in exchange solely for Acquiror's voting stock. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.

         2. Exchange of Reorganization Shares. Acquiror offers to each Stockholder of Acquiree identified on the signature page hereof one share of the restricted Common Stock, $.0001 par value, of Acquiror (collectively the "Shares") for each issued and outstanding share of the Common Stock, par value $.0001 per share, of Acquiree (the "Offer"). The Offer will be made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, or such other appropriate and available exemption(s). Each Stockholder of Acquiree may accept the Offer only with respect to all shares of the Common Stock of Acquiree owned by him. The Offer will remain open until the close of business on November 25, 1996 (the date on which the Offer expires is hereinafter referred to as the "Expiration Date"). Each Stockholder of Acquiree who desires to accept the Offer shall indicate his acceptance by delivering or mailing to the law firm of Futro & Associates, P.C. (the "Escrow Agent"), to be held in escrow, prior to the Expiration Date, all duly executed documents identified in
Section 11.1.

         3. Delivery of Shares. On or before the Expiration Date, Stockholders will deliver certificates to the Escrow Agent representing all of the shares of Acquiree duly endorsed so as to make Acquiror the sole holder thereof, free and clear of all claims and encumbrances; and by or shortly after such Expiration Date, delivery of the Acquiror shares, which will be appropriately restricted as to transfer, will be made to the Stockholders as set forth herein.

         If on or before the Expiration Date the holders of at least eighty percent (80%) of the total shares outstanding of the Common Stock of Acquiree shall have accepted the Offer in accordance with Section 2, Acquiror shall thereupon be obligated, subject to the conditions of this Agreement, to accept the Common Stock of Acquiree, and the holders of Common Stock of Acquiree accepting the Offer shall be entitled to receive shares of Acquiror (the date on which such "80% acceptance" occurs is defined as the "Closing Date" in
Section 6 hereinbelow). Acquiror shall deliver to the Escrow Agent, as soon as practicable after receipt by the Escrow Agent of all required documents from the Stockholders and notice thereto to Acquiror, for the account of the Stockholders, certificates in proper form for the number of shares of Common Stock of Acquiror to which such Stockholders are entitled, and the Escrow Agent shall, no later than ten (10) business days after the Expiration Date, mail such certificates to the respective Stockholders by registered mail. If on or before the Expiration Date the Offer shall not be accepted by the holders of at least eighty percent (80%) of the total shares outstanding of the Common Stock of Acquiree or if thereafter the obligations of Acquiror and the Stockholders of Acquiree shall terminate pursuant to the terms of this Agreement, the Escrow Agent shall promptly return to all parties all documents submitted to the Escrow Agent.

         4. Representations of Acquiree. Acquiree hereby represents and warrants that, with respect to the shares of Acquiree and as to the Acquiree, effective this date and the Closing Date, the representations listed below are true and correct.

         4.1 The Stockholders listed on the attachedExhibit 4.1 are the owners of all of the issued and outstanding shares of common stock of Acquiree; such shares are free from claims, liens, or other encumbrances except as disclosed in writing to Acquiror; and Stockholders have the unqualified right to transfer and dispose of such shares.

         4.2 The shares constitute validly issued shares of Acquiree fully-paid and nonassessable.

         4.3 The audited financial statements of Acquiree as of September 30, 1995, are attached hereto asExhibit 4.3. There are no liabilities, either fixed or contingent, not reflected in such balance sheet other than contracts or obligations in the ordinary and usual course of business, except as may be otherwise disclosed by Acquiree; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would alter substantially the financial condition of Acquiree as reflected in such financial statements. Acquiree will also provideunaudited financial statements of Acquiree as of June 30, 1996, for purposes of filing the Form 8-K in connection with this transaction and will undertake to have prepared audited financial statements as of September 30, 1996.

         4.4 Prior to the Closing Date there will not be any negative material changes in the financial position of Acquiree, except changes arising in the ordinary course of business, and as disclosed to Acquiror, which changes will in no event adversely affect the financial position of Acquiree.

         4.5 Acquiree warrants that the assets of Acquiree as set forth inExhibit 4.3 have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated inExhibit 4.3.

         4.6 Acquiree is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements, or otherwise disclosed in writing to Acquiror and, to the best knowledge of Acquiree, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Acquiree, its stockholders or properties.

         4.7 As of the Closing Date, Acquiree will be in good standing in its state of incorporation, and will be in good standing and duly qualified to do business in each state where required to be so qualified.

         4.8 Acquiree has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         4.9 Acquiree has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the Closing.

         4.10 Except as disclosed on any Exhibit, Acquiree has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiree has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiree is subject.

         4.11 Acquiree has no subsidiary corporations other than as disclosed in writing to Acquiror.

         4.12 The corporate financial records, minute books, and other documents and records of Acquiree are to be available to present management of Acquiror prior to the Closing Date.

         4.13 The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Acquiree is a party and has been duly authorized by all appropriate and necessary action.

         4.14 Acquiree has one class of common stock, of which all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. Acquiree has a formal stock option plan entitled the "1995 Non-Qualified Stock Option Plan of Visitor Services, Inc., as amended" (the "Plan"), which reserves 3,250,000 shares of common stock of Acquiree for issuance directly or pursuant to options issued under the plan, with direct share issuances and options outstanding under the Plan representing approximately 3,161,650 of the shares of common stock of Acquiree reserved under the Plan as of this date and the Closing Date. It is contemplated that after the Closing, all convertible notes of Acquiree and all options issued and issuable under the Plan will be convertible into shares of common stock of Acquiror.

         4.15 At the date of this Agreement, Acquiree has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiree. Acquiree has not now and will not have, at the Closing Date, withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Acquiree.

         4.16 Acquiree will cause to be filed or prepared, as applicable, by the Closing Date, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date hereof.

         5. Representations of Acquiror. Acquiror hereby represents and warrants as follows:

         5.1 When delivered, the Shares will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable. By the Closing Date and before issuance of the Shares, the Acquiror will effect a reverse split of its outstanding shares such that the issued and outstanding common shares of Acquiror shall be reduced from 10,801,000 to no more than 750,000.

         5.2 The officers of Acquiror are duly authorized to execute this Agreement and have taken all action required by law and agreements, charters, bylaws, etc., to properly and legally execute this Agreement.

         5.3 The audited financial statements of Acquiror as of June 30, 1996, are incorporated in Acquiror's most recent Form 10-KSB, which is attached hereto asExhibit 5.3. These financial statements are true, complete and accurate; and there are not presently and shall at Closing there will be no material liabilities, either fixed or contingent, not reflected in such financial statements and records, except as may be otherwise disclosed by Acquiror. Said financial statements fairly and accurately reflect the financial condition of the Acquiror as of the dates thereof and the results of operations for the periods reflected herein. Such statements shall have been prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise stated therein.

         5.4 Since the date of the financial statements there have not been, and as of the Closing Date there shall not be, any material changes in the financial position of Acquiror, except changes arising in the ordinary course of business, which changes shall in no event adversely affect the financial condition of the Acquiror.

         5.5 As of the Closing Date and the date hereof Acquiror is duly organized, validly existing and in good standing under the laws of the State of Florida; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

         5.6 Except as disclosed on any Exhibit, Acquiror has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiror has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

         5.7 The capitalization of Acquiror will comprise at the Closing Date hereof, authorized preferred stock of 10,000,000 shares, no par value, none issued, and common stock of 100,000,000 shares, $.0001 par value, of which no more than 750,000 shares shall be issued and outstanding after effecting a reverse stock split on or prior to the Closing Date and prior to issuance of the restricted common shares to be issued to the Stockholders pursuant to this transaction. There are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares of Acquiror to be issued to any person.

         5.8 Acquiror is not involved in any pending litigation, claims, or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to Acquiree and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of management, threatened or contemplated against Acquiror, its management or properties. Additionally, there are no formal proceedings or inquiries in progress, nor has there been notice of any intent to commence an inquiry or proceeding by any state or federal securities commission or agency with regard to Acquiror.

         5.9 Acquiror has or will cause to be filed or prepared, as applicable, all federal, state, county and local income, excise, property and other tax returns, forms, or reports and all federal and state securities law reports and filings required of it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any state securities law, rules or regulations, which are due or required to be filed by it prior to the date hereof.

         5.10 Acquiror is a public company which is subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, and hereby represents that it is current in its periodic filings with the Securities and Exchange Commission and has timely filed all required periodic filings over the past two years.

         5.11 Acquiror has no subsidiary corporations other than as disclosed in writing to Acquiree.

         5.12 The corporation financial records, minute books, and other documents and records of Acquiror are to be available to present management of Acquiree prior to the Closing Date and will be turned over to new management in their entirety on the Closing Date or as soon thereafter as practicable.

         5.13 Current officers and directors of Acquiror shall resign their positions effective the Closing Date and shall take such action as necessary to appoint the current officers and directors of Acquiree to the then vacated positions with Acquiror.

         6. Closing Date. The Closing Date is defined herein as follows, and contemplates that certain events may occur after the Closing Date and as late as ten (10) business days after the Expiration Date:

         6.1 The Closing Date shall occur on such date that Stockholders holding, in the aggregate, at least 80% of the issued and outstanding shares of Acquiree execute this Agreement. The Closing Date is anticipated to occur on the same date as the date of this Agreement. On the Closing Date, by virtue of their signatures to the Agreement, the Stockholders will be deemed to have accepted delivery of the certificates representing shares of Acquiror's common stock to be issued in their names, and in connection therewith, will make delivery of the certificates representing their shares of common stock in Acquiree, duly executed Subscription Agreements (Exhibit 6.1), and all other documents required by Section 11.1, to the Escrow Agent. On the Closing Date, the officers and directors of Acquiror will resign and be replaced by designees of Acquiree, who will then extend the Offer to all "minority" stockholders of Acquiree; and a "Second Closing Date" will occur on or before the Expiration Date for all "minority" stockholders of Acquiree who elect to accept the Offer subsequent to the Closing Date, if such stockholders submit all documents required by Section 11.1 to the Escrow Agent prior to the Expiration Date. Certain opinions, exhibits, etc., may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

          6.2 It is understood and agreed to by all parties that on the Closing Date and prior to the exchange of shares:

                 a. Acquiror will effect a reverse split of its outstanding common stock so that after the reverse split, no more than 750,000 shares shall be issued and outstanding.

                 b. Outstanding promissory notes of Acquiree aggregating approximately $2,000,000 in principal amount held by Robert P. Gordon, will be converted into at least 2,000,000 shares and up to 3,000,000 shares of Acquiree's common stock at the rate of $.75 per share, all of which shall be exchanged for shares of Acquiror at Closing; and after Closing, any unconverted portion of the principal and accrued interest of the promissory notes will be maintained on the books of Acquiree and shall be convertible into shares of Acquiror at a rate of $.75 per share.

         6.3 It is understood and agreed to by all parties that on or after the Closing Date, the newly designated management of Acquiror may:

                 a. Issue approximately 1,750,000 shares of Acquiror's common stock in connection with a private placement pursuant to
         Section 4(2) of the Securities Act of 1933, for gross proceeds of approximately $1,312,500.

                 b. File a registration statement on Form S-8, registering 2,500,000 shares of Acquiror's common stock for issuance directly or pursuant to options issued under a formal stock option plan.

         7. Conditions Precedent to the Obligations of Acquiree and Stockholders. All obligations of Acquiree and Stockholders under this Agreement are subject to the fulfillment by Acquiror, prior to or as of the Closing Date, of each of the following conditions:

         7.1 The representations and warranties by or on behalf of Acquiror contained in this Agreement or in any certificate or document delivered to Acquiree pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         7.2 Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

         7.3 All instruments and documents delivered to Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to the Stockholders.

         7.4 Acquiror shall have delivered to Stockholders and Acquiree a Representation Letter of management dated the Closing Date, attached hereto asExhibit 7.4, to the effect that:

                 a. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida;

                 b. Acquiror has the corporate power to carry on its business as now being conducted;

                 c. This Agreement has been duly authorized, executed and delivered by Acquiror and is a valid and binding obligation of Acquiror enforceable in accordance with its terms;

                 d. Acquiror, through its Board of Directors, has taken all corporate action necessary for performance under this Agreement;

                 e. The documents executed and delivered to Acquiree and Stockholders hereunder are valid and binding in accordance with their terms and vest in Stockholders all right, title and interest in and to the Shares which, when issued, will be duly and validly issued, fully-paid and nonassessable; and

                 f. Except as referred to herein, such management knows of (i) no actions, suit or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquiror; and (ii) no unsatisfied judgments against Acquiror.

         8. Conditions Precedent to the Obligations of Acquiror. All obligations of Acquiror under this Agreement are subject to the fulfillment by Acquiree and Stockholders, prior to or at the Closing on the Closing Date, of each of the following conditions:

         8.1 The representations and warranties by Acquiree and Stockholders contained in this Agreement or in any certificate or document delivered to Acquiror pursuant to the provisions hereof shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         8.2 Acquiree and Stockholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, including undertaking to promptly deliver the certificates representing their shares of the outstanding stock of Acquiree to the Escrow Agent.

         8.3 Stockholders shall have submitted duly executed Subscription Agreements to the Escrow Agent that represent, in the aggregate, 80% of the issued and outstanding shares of Acquiree.

         8.4 Acquiree shall have delivered to Acquiror a Representation Letter of management,Exhibit 8.4 hereto, dated the Closing Date to the effect that:

                 a. Acquiree is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business in any jurisdiction where so required;

                 b. Acquiree has the corporate power to carry on its business as now being conducted;

                 c. This Agreement has been duly authorized, executed and delivered by Acquiree;

                 d. Acquiree, through its Board of Directors, has taken all corporate action necessary for performance under this Agreement;

                 e.       Except as referred to herein, Acquiree knows of no
         (i) actions, suits or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquiree; and (ii) unsatisfied judgments against Acquiree.


         9. Indemnification. Within the period provided in paragraph 10 herein, and in accordance with the terms of that paragraph, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees, incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing Date, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

         10. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two (2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         11. Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

         11.1 Stockholders will deliver, or cause to be delivered, to the Escrow Agent the following:

                 a. a duly executed Subscription Agreement evidencing acceptance of the Offer; and

                 b. the stock certificate(s) representing all shares of the Common Stock of Acquiree owned by him and being tendered hereunder, duly endorsed in blank;

                 c. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

         11.2 Acquiree will deliver, or cause to be delivered, to Acquiror the following:

                 a. the Representation Letter of Acquiree's management as set forth herein;

                 b. a certificate from the Secretary of State of its incorporation dated at or about the date of the Closing to the effect that Acquiree is in good standing under the laws of said State; and

                 c. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

         11.3 Acquiror will deliver or cause to be delivered to Stockholders and Acquiree:

                 a. copies of resolutions by Acquiror's Board of Directors authorizing this transaction;

                 b. all corporate records of Acquiror, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, and all such other corporate books and records;

                 c. a certificate from the Secretary of State of Acquiror's state of incorporation dated at or about the date of Closing that Acquiror is in good standing under the laws of said State;

                 d. the Representation Letter of Acquiror's management as set forth herein;

                 e. resignations of all of the members of the Board of Directors and officers of Acquiror effective as of the Closing Date; and

                 f. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

         12.     Miscellaneous.

         12.1 Resale Restrictions Imposed on Prior Insiders of Acquiror. Earnest Mathis, Gary McAdam, and Van Perkins are considered insiders of Acquiror prior to the date hereof and are individual signatories to this Agreement (the "Insiders"). A schedule of the Insider's share ownership (directly and/or beneficially) of Acquiror immediately prior to the date hereof, signed by the Insiders, is attached asExhibit 12.1. By execution of this Agreement, the Insiders hereby agree to limit their sales of stock of Acquiror after the Closing Date as follows:

                 (i) Each individual Insider may sell up to fifteen percent (15%) of the shares owned by the Insider as of the Closing Date, as shown onExhibit 12.1, at any time, if and when available for resale under Rule 144, but each individual Insider's sales shall not exceed three percent (3%) of the total volume on any single day.

                 (ii) With respect to the balance of the eighty-five percent (85%) of the shares owned by each Insider as of the Closing Date, as shown onExhibit 12.1, each individual Insider may, if and when available for resale under Rule 144, sell no more than ten percent (10%) of the number of shares owned by such individual Insider as of the Closing Date, as shown onExhibit 12.1, within any thirty
         (30) day period, and in no event may an individual Insider sell more than an 3,333 shares on any single day.

         These limitations on resales by the Insiders shall be in force and effect at all times during which the quoted closing price per share of Acquiror's common stock is at least two dollars ($2.00). Further, each Insider shall notify Acquiror by facsimile every Monday of all sales made the prior week, and acknowledge that Acquiror may issue stop-order instructions to the transfer agent in the event that any violation of these sales volume restrictions has occurred.

         12.2 Undertakings and Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement. Documents intended to be delivered by the Closing Date may be delivered subsequent to the Closing Date upon mutual agreement of the parties.

         12.3 Waiver. Any failure on the part of any party hereto to comply with any of Its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         12.4 Brokers or Finders. No party to this Agreement has engaged a broker or finder with regard to the transaction contemplated herein.

         12.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, or by Federal Express or other means of overnight delivery.

         12.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7 Governing Law. This Agreement was negotiated and is being contracted for in the State of Colorado, and shall be governed by the laws of the State of Colorado.

         12.8 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         12.9 Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         12.10   Time. Time is of the essence.

         12.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         12.12 Default Costs. In the event any party hereto has to resort to legal action to enforce any of the terms hereof, such party shall be entitled to collect attorney's fees and other costs from the party in default.

         12.13 Counterparts. This Agreement and any Exhibits, attachments, or documents ancillary thereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                        DYNASTY CAPITAL CORPORATION


                                        By: /s/ Earnest Mathis, Jr.
                                            ------------------------------------
                                            Earnest Mathis, Jr., President

Attest:

/s/Gary J. McAdam
- -------------------------------------
Gary J. McAdam, Secretary

                                       VISITOR SERVICES, INC.


                                       By: /s/ Steve McLean
                                           -----------------------------------
                                           Steve McLean, Chief Executive Officer

Attest:


/s/ Joseph Avila
- -----------------------------------
Joseph Avila, Secretary




                         [ADDITIONAL SIGNATURES FOLLOW]

                "INSIDERS" OF ACQUIROR:


                /s/ Earnest Mathis
                ------------------------------------------
                Earnest Mathis, individually


                /s/ Gary McAdam
                ------------------------------------------
                Gary McAdam, individually


                /s/ Van Perkins
                ------------------------------------------
                Van Perkins, individually



THE CLOSING SHALL OCCUR UPON COMPLETION OF THE REQUIREMENTS OF SECTION 6.2 AND EXECUTION HEREOF BY THE FOLLOWING STOCKHOLDERS OF ACQUIREE WHO HOLD AT LEAST 80% OF THE OUTSTANDING SHARES OF ACQUIREE:


            1.  /s/ Robert P. Gordon                      Shares:    11,585,472
                ------------------------------------------        -------------
                Robert P. Gordon


            2.  /s/ Elizabeth Gordon                      Shares:     1,409,857
                ------------------------------------------        -------------
                Elizabeth Gordon


            3.  /s/ Robert P. Gordon                      Shares:        48,750
                ------------------------------------------        -------------

                /s/ Elizabeth Gordon
                ------------------------------------------
                Robert P and Elizabeth Gordon, jointly


            4.  /s/ Robert P. Gordon                      Shares:       362,010
                ------------------------------------------        -------------
                Harvest International of America, Inc.
                By: R.P. Gordon Its: President


            5.  /s/ James F. Gordon                       Shares:     1,814,206
                ------------------------------------------        -------------
                James F. Gordon



A "SECOND CLOSING DATE" SHALL OCCUR FOR ALL "MINORITY" STOCKHOLDERS WHO SUBMIT ALL DOCUMENTS REQUIRED BY SECTION 11.1 TO THE ESCROW AGENT BY THE EXPIRATION DATE.